AGREEMENT


        This Agreement (the "Agreement") is made as of June 13, 1995, by and among FS Equity Partners III, L.P., a Delaware limited partnership ("FSEP III"), and FS Equity Partners International, L.P., a Delaware limited partnership ("FSEP International" and together with FSEP III, "FS"); Lillian Vernon ("Ms. Vernon"); David C. Hochberg ("Mr. D. Hochberg"); and Fred P. Hochberg ("Mr. F. Hochberg").


                        R E C I T A L S:

        A. FS has caused the formation of VB Investment Corporation (the "Company").

        B. Lillian Vernon Corporation, a Delaware corporation ("Target"), and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, that the Company will merge with and into Target pursuant to the merger contemplated by the Merger Agreement (the "Merger");

        C. As of the date hereof each of Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg owns the number of shares of common stock, par value $.01 per share ("Target Common Stock"), of Target, set forth opposite such stockholders name on Exhibit A hereto (all such shares and any shares hereafter acquired by any of Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg prior to termination of this Agreement being referred to herein as the "Shares"); and

        D. As a condition to the willingness of the Company to enter into the Merger Agreement, FS has required that each of Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg agree, and in order to induce the Company to enter into the Merger Agreement, each of Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg has agreed, to enter into this Agreement with respect to the Shares.


                       A G R E E M E N T:


        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions contained herein, the parties agree as follows:

        1.      Other Agreements.

                Immediately prior to the Merger, (i) FS, Ms. Vernon and Mr. D. Hochberg will enter into a Stockholders Agreement substantially in the form attached hereto as Exhibit B (the "Stockholders Agreement"), and (ii) Ms. Vernon shall enter into an amendment to her employment agreement with Target in substantially the form attached hereto as Exhibit C, and Ms. Vernon shall enter into an amendment to her deferred compensation arrangement with Target in substantially the form attached hereto as Exhibit C-1. Each individual that retains Target Common Stock in connection with the Merger will be an "accredited investor" as defined in Rule 501 of Regulation D under the Act.

        2.      Voting and Transfer of Target Shares; No Negotiation.

                (a) Each of Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg shall vote, at any meeting of stockholders or in connection with any written consent, all Shares, (i) in favor of the Merger and the approval of the terms of the Merger Agreement, (ii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) a merger, consolidation or other business combination involving the Target or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Target or its subsidiaries, (3) a reorganization, recapitalization, dissolution or liquidation of the Target or its subsidiaries; (4) any material change in the present capitalization of the Target or any amendment of the Target's Certificate of Incorporation; or (5) any other action which could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing. Each of Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg agrees to take all reasonable action pursuant to her or his rights or obligations as a stockholder or securityholder of Target to effect the Merger, having the securities owned by her or him being counted toward any required quorum and not exercising any dissenters' or appraisal rights, which are hereby waived.

                (b) None of Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg shall transfer, exchange or pledge, hypothecate or encumber in any way the shares of Target Common Stock beneficially owned by Ms. Vernon, Mr. D. Hochberg or Mr. F. Hochberg, other than a transfer of shares of Target Common Stock pursuant to the Merger; provided however that Mr. F. Hochberg may transfer by gift 120,000 shares of Target Common Stock and such transferee shall not be subject to the terms of this Agreement.

                (c) None of Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg or any of her or his respective employees, representatives or agents shall, directly or indirectly, solicit or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person, or other entity or group (other than in connection with the Merger or with FS or the Company or an affiliate or an associate of FS or the Company or an officer, partner, employee or other authorized representative of FS or the Company or such affiliate or associate) concerning (i) any tender offer, merger or sale of all or substantially all assets involving Target or (ii) any sale of shares of capital stock or an option or warrant to purchase shares of capital stock of Target or any reorganization or reclassification or subdivision of capital stock of Target (including, without limitation, with respect to her or his ownership interest in Target) or otherwise in connection with one of the foregoing transactions or similar transaction involving Target (all such transactions being referred to herein as "Acquisition Transaction"), or participate in any negotiation regarding any Acquisition Transaction or otherwise cooperate or facilitate in any way with or encourage any effort or attempt by any other person to effectuate an Acquisition Transaction. None of Ms. Vernon, Mr. D. Hochberg or Mr. F. Hochberg is currently involved in any existing discussions or negotiations with any party (other than FS) with respect to any of the foregoing. Ms. Vernon, Mr. D. Hochberg or Mr. F. Hochberg will promptly communicate to FS the terms of any proposal she or he may receive from any other party in respect of an Acquisition Transaction or of any proposal made to any of Ms. Vernon, Mr. D. Hochberg or Mr. F. Hochberg of which any of them has knowledge, and FS agrees to keep such information confidential and not to trade on such information until such information is otherwise publicly disclosed. Nothing in this Agreement shall prevent any of Ms. Vernon, Mr. D. Hochberg or Mr. F. Hochberg from acting solely in her or his capacity as a director or officer of Target to the extent necessary to comply with her or his fiduciary responsibilities as such a director or officer.

                (d) (i) Each of Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg hereby grants to and appoints Ronald P. Spogli and John M. Roth of FS, and each of them individually, her or his irrevocable proxy and attorney-in-fact (with full power of substitution) to vote her or his respective Shares in the manner set forth in Section 2(a). Each of Ms. Vernon, Mr. D. Hochberg and Mr.
F. Hochberg intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by her or him with respect to her or his shares of Target Common Stock and no subsequent proxy shall be given with respect thereto.

        3.      Covenants.

                (a) Each of FS, Ms. Vernon and Mr. D. Hochberg shall use their commercially reasonable best efforts to cause the consummation of the Merger.

                (b) None of FS, Ms. Vernon, Mr. D. Hochberg or Mr. F. Hochberg will take any action which would make any of their respective representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling them from performing any of their respective obligations under this Agreement.

                (c) FS, Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg shall not make any filing, public announcement or press release regarding the transactions contemplated hereby without the prior approval of the other parties, which approval shall not be unreasonably withheld or delayed.

                (d) Each of Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg shall, at the reasonable request of Target, cooperate with Target in obtaining additional life insurance with respect to themselves, in connection with Target's deferred compensation obligations.

                (e) Immediately prior to the consummation of the Merger, Ms. Vernon shall execute an Assignment in the form attached hereto as Exhibit D.

        4.      Representations and Warranties.

                (a) Representations of FS. Each of FSEP III and FSEP International hereby represents and warrants to Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg as follows:

                                (i)     It is a limited partnership duly
organized, validly existing and in good standing under the laws of the State of Delaware, and has full authority under its agreement of limited partnership and any amendments thereto to carry on its business as now conducted.

                                (ii)    The execution, delivery, performance of
and compliance with this Agreement and the Stockholders Agreement by it do not and will not (A) violate (1) any provision of its limited partnership agreement or any amendments thereto, (2) the terms of any mortgage, indenture, lien, lease, agreement, instrument, order, judgment or decree to which it is a party or by which it is bound or (3) any provision of law, statute, ordinance, rule or regulation or (B) require any consent or approval of any third party.

                                (iii)   This Agreement has been and, when
executed, the Stockholders Agreement will be, duly authorized, duly and validly executed and delivered by each of FSEP III and FSEP International and, assuming due execution and delivery by the other parties hereto, each of such agreements is, or upon execution will be, the valid and binding obligation of each of FSEP III and FSEP International, enforceable against each of them in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium or similar laws or by equitable principles relating to or limiting creditors' rights generally.

                (b)     Representations of Ms. Vernon, Mr. D. Hochberg and Mr.
F. Hochberg. Each of Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg hereby represents and warrants to FS as follows:

                        (i) Such stockholder has full power, capacity, right and authority and any required approvals and consents to enter into and perform this Agreement and the Stockholders Agreement. Such stockholder has not entered into any agreement to sell, purchase or acquire or any other agreement relating to Target Common Stock other than this Agreement.

                    (ii) The execution, delivery, performance of and compliance with this Agreement and the Stockholders Agreement by such stockholder do not and will not violate (A) the terms of any mortgage, indenture, lien, lease, agreement, instrument, order, judgment or decree to which such stockholder is a party or by which such stockholder is bound or (B) any provision of law, statute, ordinance, rule or regulation.

                   (iii) This Agreement has been and, when executed, the Stockholders Agreement will be, duly and validly executed and delivered by such stockholder and, assuming due execution and delivery by the other parties hereto, each of such agreements is, or upon execution will be, the valid and binding obligation of such stockholder, enforceable against such stockholder in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium or similar laws or by equitable principles relating to or limiting creditors' rights generally.

                    (iv) Such stockholder is, and at all times prior to the consummation of the Merger will be, the record and beneficial owner of, and holds, and will hold at all times prior to the consummation of the Merger, good and marketable title to, the number of Shares opposite such stockholders name on Exhibit A free and clear of liens, pledges, encumbrances, security interests, restrictions or claims of any kind. Such stockholder has the sole power to dispose of and vote such Shares.


                5.      Covenant Not to Compete.

                Each of Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg agrees that, for the benefit of Target, for the period commencing on the consummation of the Merger (the "Effective Time") and ending five years after the consummation of the Merger (the "Non-Competition Period") such individual will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business which shall be engaged anywhere in the world in the marketing or sale in any manner of gift, household, gardening, decorative, Christmas and children's products or any other products of the type currently sold or contemplated to be sold by Target, other than through employment with or ownership interests in Target; provided, however, that nothing in this Agreement shall prevent Ms. Vernon, Mr. D. Hochberg or Mr. F. Hochberg from investing in stocks, bonds or other securities of any business organization if (i) such stocks, bonds or other securities are listed on a national or regional securities exchange or are registered under Section 12(g) of the Securities Act of 1934, and (ii) such investment in any class of such securities does not exceed 5% of the issued and outstanding shares of such class, or 5% of the aggregate principal amount of such class, as the case may be. During the Non-competition Period, none of Ms. Vernon, Mr. D. Hochberg or Mr. F. Hochberg (or any of their respective affiliates) shall (directly or indirectly) solicit any then current employee of Target or any person who was employed by Target within the previous six months, to enter their employ or to enter the employment of any entity by which she or he is employed or in which she or he has an ownership interest and none of them shall cause any such entity to do any of the foregoing. In the event that this covenant not to compete is held by any court of competent jurisdiction to be unenforceable because it is too extensive in scope or time or territory, it shall be deemed to be and shall be amended without any further act by the parties hereto to conform to the scope and period of time and geographical area which would permit it to be enforced. If this covenant is breached or threatened to be breached, each of Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg, expressly consents that, in addition to any other remedy Target may have, Target shall be entitled to apply for and receive injunctive relief in order to prevent the continuation of any existing breach or the occurrence of any threatened breach. Notwithstanding the foregoing, Mr. F. Hochberg may retain his existing equity interest in Shocking Grey (but may act solely as a passive investor with respect to such company) and nothing will prevent Mr. F. Hochberg from serving as a director of any company that operates a catalog business, provided that the revenues of such catalog business shall not account for more than 33 1/3% of such company's revenues (based upon a good faith determination of the amounts of the revenues identified above). During the Non-Competition Period, and subject to Mr. F. Hochberg's compliance with this Section 5, Target shall not single Mr. F. Hochberg out for different treatment from other employees of Target with respect to health and medical benefits to which he is entitled under that certain Consulting Agreement dated March 11, 1993 between Target and Mr. F. Hochberg.


                6. Termination. Except for Sections 3(d), 5, 7(b) and 7(c) hereof (which shall not terminate except in accordance with their terms), this Agreement and all rights and obligations hereunder, will terminate upon the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of the Merger Agreement in accordance with its terms upon a breach of the Merger Agreement by the Company and (iii) (A) in the case of obligations of Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg pursuant to clauses (3) or
(4) of Section 2(a), 6 months from the date hereof, and (B) in the case of all other rights and obligations hereunder, 10 months from the date hereof.


                7.      Miscellaneous.

                (a) After Acquired Shares; Legends. The provisions of this Agreement shall apply to any shares of Target Common Stock acquired after the execution of the Agreement by Ms. Vernon, Mr. D. Hochberg or Mr. F. Hochberg and shall be included in the term "Shares". The term "Shares" and "Target Common Stock" as used herein includes any securities into which Target Common Stock may hereafter be changed and any securities of Target of any other class or kind hereafter issued to holders of shares of Target Common Stock upon any reclassification thereof. Each of Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg shall present to Target within 10 days after the date of this Agreement the certificates representing Target Common Stock beneficially owned by her or him and Target shall place the following legend on such certificates: "The shares of Common Stock par value $.01 per share, of Target represented by this certificate are subject to an Agreement dated as of June 13, 1995, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of Target." Each of Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg agrees that within ten days after the date of this Agreement, she or he will no longer hold any shares of Target Common Stock in "street name" or in the name of any nominee.

                (b)     Defense of Litigation.  Each of FS, Ms. Vernon and Mr.
D. Hochberg shall use all reasonable efforts to (i) defend any action relating to the transactions contemplated by this Agreement or adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, including (without limitation) the Merger and (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, including (without limitation) the Merger. Each of Ms. Vernon, Mr.
D. Hochberg and Mr. F. Hochberg agrees that she or he shall not share in any way in any proceeds resulting from a settlement or other resolution of any such action. This covenant shall survive the consummation of the Merger.

                (c) Expenses. Upon consummation of the Merger, the parties agree that Target will pay all the reasonable expenses incurred in connection with the formation of the Company and the Merger, including the expenses of FS (and its affiliates) and Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg.

                (d) Further Assurances; Good Faith. Each party hereto agrees to perform any further acts and to execute and deliver any document which may be reasonably necessary to carry out the intent of this Agreement. Each party hereto further agrees to (i) at all times in good faith act in such a manner as to fulfill the intent and purpose of this Agreement and to protect the rights created hereby against impairment and (ii) use its reasonable best efforts to comply with all requirements of applicable law.

                (e) Notices. All notices, requests and other communications hereunder shall be in writing and, if by personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery, and, if by facsimile transmission, shall be deemed to have been validly served, given or delivered upon transmission and acknowledgement of receipt thereof, in each case addressed to the party or parties to be notified, at the following addresses (or such other address(es) as a party may designate for itself by like notice):

                        If to FS:

                        FS Equity Partners III, L.P.



                        FS Equity Partners International, L.P.
                        c/o Freeman Spogli & Co. Incorporated
                        18th Floor
                        599 Lexington Avenue
                        New York, New York 10022
                        Facsimile:  (212) 758-7499
                        Attention:  John M. Roth

                        If to Ms. Vernon:

                        c/o Lillian Vernon Corporation
                        543 Main Street
                        New Rochelle, New York 10801

                        If to Mr. D. Hochberg:

                        c/o Lillian Vernon Corporation
                        543 Main Street
                        New Rochelle, New York 10801

                        If to Mr. F. Hochberg:

                        c/o Heyday Company
                        149 Fifth Avenue, Suite 1213
                        New York, New York 10010


                (f) Amendments. Any amendment of this Agreement or waiver of compliance with any provisions hereof shall be in writing and shall require the written approval of each of the parties hereto and any amendment of Section 6 shall require the consent of Target. Any such amendment or waiver so approved in writing shall be binding upon all of the parties hereto and their respective successors and permitted assigns.

                (g) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to conflicts of law principles thereof.

                (h) Disputes. In the event of any dispute among the parties arising out of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party the reasonable expenses of the prevailing party, including, without limitation, reasonable attorneys' fees and expenses.

                (i) Specific Performance. It is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties hereto fail to comply with any of the obligations imposed herein on them and that, in the event of any such failure, an aggrieved party hereto will be irreparably damaged and will not have an adequate remedy at law. In addition to being entitled to exercise all rights granted by law, any such party shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

                (j) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                (k) Headings. Introductory headings at the beginning of each Section and paragraph of this Agreement are solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of this Agreement.

                (l) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                (m) No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns and, with respect to Section 6, to the benefit of Target and its successors and assigns.

                (n) Copy of Agreement. A copy of this Agreement and all permitted amendments hereto and waivers hereof shall be kept at the principal executive offices of the Company.

                (o) Agreement Conditional. This Agreement shall be of no force or effect, and none of FS, Ms. Vernon, Mr. D. Hochberg or Mr. F. Hochberg shall have any obligation hereunder, unless and until the Board of Directors of Target shall have approved the terms of the Merger and this Agreement (and all exhibits hereto).

                (p) Filing of Schedule 13D. FS, Ms. Vernon, Mr. D. Hochberg and Mr. F. Hochberg shall, within ten days of the execution of this Agreement, file with the Securities and Exchange Commission one or more Schedule 13D filings identifying each of the parties to this Agreement as a member of a "group."







IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                FS EQUITY PARTNERS III, L.P.,
                                a Delaware limited partnership

                                By: FS Capital Partners, L.P.
                                    Its: General Partner

                                        By:     FS Holdings, Inc.
                                                Its: General Partner


                                                By:
                                                        John M. Roth
                                                        Vice President


                                FS EQUITY PARTNERS INTERNATIONAL, L.P.,
                                a Delaware limited partnership

                                By: FS&Co. International, L.P.
                                Its:     General Partner

                                By:     FS International Holdings Limited
                                        Its:  General Partner

                                        By:
                                                John M. Roth
                                                Vice President



                                        Lillian Vernon



                                        David C. Hochberg


                                        /s/ Fred P. Hochberg
                                        Fred P. Hochberg











                           EXHIBIT B




                     STOCKHOLDERS AGREEMENT


                          by and among


                  FS EQUITY PARTNERS III, L.P.

             FS EQUITY PARTNERS INTERNATIONAL, L.P.,

                LILLIAN VERNON, DAVID C. HOCHBERG

                             AND THE

                   LILLIAN VERNON CORPORATION











                     ________________, 1995







                               TABLE OF CONTENTS

                                                               Page

1.   Definitions. . . . . . . . . . . . . . . . . . . . . . .   1

2.   Rights Upon Issuance of Additional Securities. . . . . .   3

2.1  Issuance Notice. . . . . . . . . . . . . . . . . . . . .   3
2.2  Response Notice. . . . . . . . . . . . . . . . . . . . .   3
2.3  Revised Issuance Notice. . . . . . . . . . . . . . . . .   3
2.4  Pro Rata Share . . . . . . . . . . . . . . . . . . . . .   4
2.5  Termination and Assignment . . . . . . . . . . . . . . .   4

3.   Transfer of Shares by FS Stockholder; Rights of
        Inclusion. . . . . . . . . . . . . . . . . . . . . . .  4

3.1  Right of Inclusion . . . . . . . . . . . . . . . . . . .   4
3.2  Third Party Offer. . . . . . . . . . . . . . . . . . . .   5
3.3  Allocation of Included Shares. . . . . . . . . . . . . .   6
3.4  Consummation . . . . . . . . . . . . . . . . . . . . . .   6
3.5  Termination and Assignment . . . . . . . . . . . . . . .   7

4.   Obligation to Sell Securities. . . . . . . . . . . . . .   7

4.1  Sale Obligation. . . . . . . . . . . . . . . . . . . . .   7
4.2  Termination and Assignment . . . . . . . . . . . . . . .   7

5.   Restrictions on Transfers of Common Stock;
        Right of First Offer . . . . . . . . . . . . . . . . .  8

5.1  Transfer Restrictions. . . . . . . . . . . . . . . . . .   8
5.2  Right of First Offer.  . . . . . . . . . . . . . . . . .   8
5.3  Below Target Price Offer. . . . .. . . . . . . . . . . .   9
5.4  Public Market Sale . . . . . . . . . . . . . . . . . . .  10
5.5  Termination and Assignment . . . . . . . . . . . . . . .  10

6.   Registration Rights. . . . . . . . . . . . . . . . . . .  10

6.1  "Piggy-Back" and Demand Rights . . . . . . . . . . . . .  10
6.2  Survival of Registration Rights. . . . . . . . . . . . .  10

7.   Representation on the Board of Directors . . . . . . . .  10

7.1  The Board. . . . . . . . . . . . . . . . . . . . . . . .  10
7.2  Termination and Assignment . . . . . . . . . . . . . . .  11







8.      Approval Rights. . . . . . . . . . . . . . . . . . . . .   12

9.      Termination. . . . . . . . . . . . . . . . . . . . . . .   12

10.     Copy of Agreement . . . . . . . . . . . . . . . . . . . .  13

11.     Governing Law . . . . . . . . . . . . . . . . . . . . . .  13

12.     Amendment and Waiver; Successors. . . . . . . . . . . . .  13

13.     Interpretation. . . . . . . . . . . . . . . . . . . . . .  13

14.     Notices . . . . . . . . . . . . . . . . . . . . . . . . .  13

15.     Legends . . . . . . . . . . . . . . . . . . . . . . . . .  14

16.     Further Assurances. . . . . . . . . . . . . . . . . . . .  14

17.     Injunctive Relief; Disputes . . . . . . . . . . . . . . .  14

18.     Severability. . . . . . . . . . . . . . . . . . . . . . .  14

19.     Counterparts. . . . . . . . . . . . . . . . . . . . . . .  15

20.     Opinions. . . . . . . . . . . . . . . . . . . . . . . . .  15





                    STOCKHOLDERS AGREEMENT



         THIS STOCKHOLDERS AGREEMENT (this "Agreement") is made and entered into as of ________________, 1995 by and among Lillian Vernon Corporation, a Delaware corporation (the "Company"), FS Equity Partners III, L.P., a Delaware limited partnership ("FSEP III"), FS Equity Partners International, L.P., a Delaware limited partnership ("FSEP International," and collectively with FSEP III, the "FS Stockholder"), Lillian Vernon and David C. Hochberg (collectively, the "Company Stockholders" and individually, a "Company Stockholder").

                            RECITALS

        1. Pursuant to the transactions contemplated by the Agreement and Plan of Merger dated as of June __, 1995 (among VB Investment Corporation, a Delaware corporation ("Investor") and the Company), Investor has merged with and into the Company, with the Company as the surviving corporation (the "Merger").

        2. After giving effect to the Merger, there is outstanding, as of the date hereof (i) __________ shares of Common Stock (as defined below) held by the FS Stockholder, and (ii) __________ shares of Common Stock held by the Company Stockholders and (iii) _____________ shares of Common Stock held by other stockholders of the Company.

        3. The parties hereto believe that it is desirable for FSEP III, FS International, Lillian Vernon and David C. Hochberg to make certain agreements with respect to their respective rights and obligations as holders of Common Stock.

                            AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

        1. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

        Additional Securities: All Securities which are issued and sold by the Company after the date hereof other than (i) any Securities issued or issuable to all of the holders of such Securities then outstanding on a proportionate basis (based on such holders' respective ownership of such Securities), (ii) any Securities issued or issuable to any Employees pursuant to any equity incentive plan, individual agreement, bonus, award, stock purchase plan, stock option plan or other stock agreement or arrangement (collectively, an "Employee Plan") approved by the Company's Board of Directors; (iii) any Securities issued in exchange for debt securities of the Company or any Subsidiary or to any source of, or to any party arranging, financing for the Company or any Subsidiary of the Company, (iv) any Securities issued pursuant to a public offering registered under the Securities Act, (v) any Securities that are issued or issuable in connection with the acquisition by the Company of any business, business assets or securities from any Person; and (vi) any Securities that are issued or issuable upon the exercise of rights, options or warrants to purchase Securities or upon the conversion or exchange of Securities convertible into or exchangeable for Securities where the parties to this Agreement received (or were not required to receive) an Issuance Notice pursuant to Section 2.1 of this Agreement.

        Affiliate or Associate: Such terms shall have the meanings given them pursuant to Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended.

        Common Stock: The Common Stock, par value $.01 per share, of the Company.

        Employee: Any employee, director or consultant of the Company or any Subsidiary of the Company.

        Equity Securities: All shares of Common Stock at any time outstanding, and all shares of Common Stock issuable upon the exercise, exchange or conversion of any Security.

        Person: Any individual, corporation, entity, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

        Public Market Sale: Any sale of Voting Securities into the public market after the Initial Public Offering which is made pursuant to Rule 144 promulgated by the SEC under the Securities Act or which is made pursuant to a registration statement filed with and declared effective by the SEC.

        Public Offering: A public offering of shares of Voting Securities of the Company registered under the Securities Act, but shall not include an offering registered on Form S-4 or Form S-8 (or any substitute form that is adopted by the SEC), or an offering of Voting Securities in connection with a sale of debt securities of the Company. The term "Initial Public Offering" shall mean an underwritten Public Offering of Voting Securities which results in gross proceeds to the Company in excess of $20 million from the sale of Voting Securities.

        Securities: All shares of Common Stock, all rights, options or warrants to purchase shares of Common Stock, and all securities of any type whatsoever that are convertible into or exchangeable for shares of Common Stock, and all rights, options or warrants to purchase securities that are convertible into or exchangeable for shares of Common Stock.

        Securities Act:  The Securities Act of 1933, as amended.

        SEC:    The Securities and Exchange Commission.

        Subsidiary: With respect to any Person, a corporation or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

        Voting Securities: All Securities of the Company which possess general voting power to elect members of the Board.

        2. Rights Upon Issuance of Additional Securities. The Company hereby grants to each of FSEP III, FSEP International and each Company Stockholder the following rights with respect to any and all proposed issuances or sales of Additional Securities by the Company:

                2.1 Issuance Notice. The Company shall give each of FSEP III, FSEP International and each Company Stockholder written notice of the Company's intention to issue and sell Additional Securities for cash (the "Issuance Notice"), describing the type of Additional Securities, the price at which the Additional Securities will be issued and sold and the general terms upon which the Company proposes to issue and sell the Additional Securities, including the anticipated date of such issuance or sale.

                2.2 Response Notice. FSEP III, FSEP International and each Company Stockholder shall have 15 days from the date the Issuance Notice is received to agree to purchase all or any portion of its Pro Rata Share (as defined below) of such Additional Securities by giving written notice to the Company of its desire to purchase Additional Securities (the "Response Notice") and stating therein the quantity of Additional Securities to be purchased. Such Response Notice shall constitute the irrevocable agreement of FSEP III, FSEP International and each Company Stockholder, as the case may be, to purchase the quantity of Additional Securities indicated in the Response Notice at the price and upon the terms stated in the Issuance Notice. Any purchase by FSEP III, FSEP International and each Company Stockholder of Additional Securities shall be consummated on or prior to the later of the date on which Additional Securities described in the applicable Issuance Notice are first issued and sold or the tenth day following delivery of the Response Notice by FSEP III, FSEP International and the Company Stockholders, as the case may be.

                2.3 Revised Issuance Notice. The Company shall have 120 days from the date of the Issuance Notice to consummate the proposed issuance and sale of the Additional Securities at the price and upon the terms that are specified in the Issuance Notice. Notwithstanding the foregoing, the Company may sell the Additional Securities at a price and upon terms that are less favorable to the Company than those specified in the Issuance Notice provided that any purchase of Additional Securities by FSEP III, FSEP International and each Company Stockholder consummated at the time of such sale shall be upon the same less favorable terms; provided, further, that if FSEP III, FSEP International and each Company Stockholder did not elect to purchase the whole of its Pro Rata Share of Additional Securities based upon the terms specified in the relevant Issuance Notice, the Company shall provide FSEP III, FSEP International and each Company Stockholder with a revised Issuance Notice reflecting such less favorable terms, and FSEP III, FSEP International and each Company Stockholder as the case may be, shall have five business days from the date such revised Issuance Notice is received to agree to purchase all or any portion of its Pro Rata Share (as defined below) of such Additional Securities to be issued upon the less favorable terms set forth in the revised Issuance Notice by giving written notice to the Company of its desire to purchase such Additional Securities and stating therein the quantity of Additional Securities to be purchased. In the event the Company proposes to issue and sell Additional Securities after such 120-day period or Additional Securities in addition to those specified in the Issuance Notice, it must again comply with the procedures set forth in this Section 2.

                2.4 Pro Rata Share. For purposes of this Section 2, the Pro Rata Share of FSEP III, FSEP International and each Company Stockholder, as the case may be, shall be a fraction, the numerator of which shall be the total number of Equity Securities owned by FSEP III, FSEP International or a Company Stockholder, as the case may be, at the time of such calculation, and the denominator of which shall be the total number of Equity Securities issued and outstanding or issuable at the time of such calculation.

                2.5 Termination and Assignment. The rights provided to each of FSEP III, FSEP International and the Company Stockholders under this Section 2 shall terminate upon the consummation of an Initial Public Offering, and with respect to FSEP III, FSEP International or a Company Stockholder, such rights will terminate after such party has transferred a number of Voting Securities which represents 50% of the number of Voting Securities held by such party on the date hereof (with FSEP III and FSEP International considered collectively for this purpose). Subject to Section 12(b), the rights granted under this
Section 2 shall not be assignable except that FS Stockholder may assign its rights to an investment fund or partnership that is an Affiliate of FS Stockholder (an "FS Fund") provided that the FS Fund executes a written undertaking to be and becomes bound by this Agreement in the same manner and to the same extent as the FS Stockholder.

        3.      Transfer of Shares by FS Stockholder; Rights of Inclusion.

                3.1 Right of Inclusion. The FS Stockholder agrees not to sell all or any portion of the shares of Common Stock it holds to any Person (individually, a "Third Party" and, collectively, "Third Parties") unless each of the Company Stockholders is given an opportunity to sell to the Third Party such number of shares of Common Stock owned by the Company Stockholder as is determined in accordance with Subsection 3.3 of this Section 3; provided, however, that the Company Stockholders shall have no rights pursuant to this
Section 3 with respect to sales or other transfers by the FS Stockholder of Common Stock to any Affiliate, limited or general partner or employee of the FS Stockholder or any FS Fund and provided, further, that any Common Stock acquired from the FS Stockholder by any Affiliate, limited or general partner or employee of the FS Stockholder or any FS Fund pursuant to the immediately preceding proviso shall be subject to the provisions of this Section 3 and prior to any delivery of Common Stock to such Person, such Person shall have delivered a written commitment to the Company to be and become bound by this Section 3 in the same manner and to the same extent as the FS Stockholder.

                3.2 Third Party Offer. Prior to the consummation of any sale of all or any portion of the shares of Common Stock held by the FS Stockholder to a Third Party, the FS Stockholder shall cause each bona fide offer from such Third Party to purchase such shares from the FS Stockholder (a "Third Party Offer") to be reduced to writing and shall send written notice of such Third Party Offer (the "Initial Offer Notice") to each Company Stockholder. Each Third Party Offer shall include an offer to purchase shares of Common Stock from the Company Stockholder in the amounts determined in accordance with Subsection
3.3 of this Section 3, at the same time, at the same price and on the same terms as the sale by the FS Stockholder to the Third Party, and according to the terms and conditions of this Agreement. The Initial Offer Notice shall be accompanied by a true copy of the Third Party Offer. If the Company Stockholder desires to accept the offer contained in the Initial Offer Notice, such Company Stockholder shall furnish written notice to the FS Stockholder, within 20 days after his or her receipt of the Initial Offer Notice, indicating such Company Stockholder's irrevocable acceptance of the offer included in the Initial Offer Notice and setting forth the maximum number of shares of Common Stock such Company Stockholder agrees to sell to the Third Party (the "Acceptance Notice"). If a Company Stockholder does not furnish an Acceptance Notice to the FS Stockholder in accordance with these provisions by the end of such 20-day period, such Company Stockholder shall be deemed to have irrevocably rejected the offer contained in the Initial Offer Notice. All shares of Common Stock set forth in the applicable Acceptance Notice of the Company Stockholder together with the shares of Common Stock proposed to be sold by the FS Stockholder to the Third Party are referred to collectively as "All Offered Shares". Within three days after the date on which the Third Party informs the FS Stockholder of the total number of shares of Common Stock which such Third Party has agreed to purchase in accordance with the terms specified in the Initial Offer Notice, the FS Stockholder shall send written notice (the "Final Notice") to the Company Stockholder setting forth the number of shares of Common Stock such Company Stockholder shall sell to the Third Party as determined in accordance with Subsection 3.3 of this Section 3, which number shall not exceed the maximum number specified by the Company Stockholder in the applicable Acceptance Notice. Within five days after the date of the Final Notice (or such shorter period as may reasonably be requested by the FS Stockholder to facilitate the sale), each Company Stockholder shall furnish to the FS Stockholder (i) a written undertaking to deliver, upon the consummation of the sale of Common Stock to the Third Party as indicated in the Final Notice, the certificates representing the shares of Common Stock held by the Company Stockholder which will be transferred pursuant to such Third Party Offer (such shares shall be referred to herein as the "Included Shares") and (ii) a power-of-attorney authorizing the FS Stockholder to transfer the Included Shares pursuant to the terms of such Third Party Offer.

                3.3 Allocation of Included Shares. The maximum number of shares of Common Stock that may be sold by FSEP III, FSEP International and each Company Stockholder and all other holders of Common Stock who have rights to participate in sales of Common Stock by the FS Stockholder pursuant to written agreements by and between the FS Stockholder and any such holder (the "Other Tag-Along Rights Holders") in any sale governed by this Section 3 shall be (i) All Offered Shares in the event the Third Party has agreed to purchase All Offered Shares and all shares of Common Stock that the Other Tag-Along Rights Holders who have elected to participate in such sale seek to include in such sale, or (ii) such number of shares of Common Stock equal to the product of (a) the total number of shares of Common Stock which the Third Party has agreed to purchase times (b) a fraction, the numerator of which is the total number of shares of Common Stock owned by FSEP III, FSEP International, a Company Stockholder or each Other Tag-Along Rights Holder who has elected to participate in such sale, as the case may be, on the date of the Final Notice and the denominator of which is the total number of shares of Common Stock owned on the date of the Final Notice by FSEP III, FSEP International, the Company Stockholders and the Other Tag-Along Rights Holders who have elected to participate in such sale; provided, however, that, in the event FSEP III, FSEP International, the Company Stockholders or any Other Tag-Along Rights Holder elects to sell a number of shares of Common Stock which is less than the number of shares such holder could sell pursuant to clause (ii) above, the shares of Common Stock that the other of such holders can sell in such transaction shall be increased by an aggregate amount equal to the number of shares which any of FSEP III, FSEP International, the Company Stockholders or any Other Tag-Along Rights Holder could have sold in such transaction but chose not to sell, and any such increase shall be allocated among such other holders on a pro rata basis based upon the total number of shares of Common Stock owned on the date of the Final Notice by such other holders.

                3.4 Consummation. The FS Stockholder shall have 180 days from the date of the Final Notice in which to sell to the Third Party the shares of Common Stock owned by the FS Stockholder and the Included Shares of the Company Stockholder on terms which are not materially less favorable to the sellers of shares of Common Stock than those specified in the applicable Initial Offer Notice; provided, however, that in the event there is a decrease in the price to be paid by the Third Party for the shares of Common Stock to be sold from the price set forth in the Initial Offer Notice, which decrease is acceptable to the



FS Stockholder, the FS Stockholder shall notify the Company Stockholders of such decrease, and each of the Company Stockholders shall have five business days from the date of receipt of the notice of such decrease to reduce the number of shares of Common Stock it will sell to such Third Party as previously indicated in the applicable Acceptance Notice. The FS Stockholder shall act as agent for the Company Stockholders in connection with such sale and shall cause to be remitted to a Company Stockholder the total sales price of the Included Shares of such Company Stockholder sold pursuant thereto, which consideration shall be in the same form as the consideration received by the FS Stockholder and as specified in the applicable Initial Offer Notice, net of the Company Stockholder's respective pro rata portion of the expenses incurred by the FS Stockholder in connection with such sale. The FS Stockholder shall furnish, or shall cause to be furnished, such other evidence of the completion and time of completion of such sale and the terms thereof as may be reasonably requested by the Company Stockholder including, without limitation, evidence of the expenses incurred by the FS Stockholder in connection with such sale. If and to the extent that, at the end of 180 days following the date of the Final Notice, the FS Stockholder has not completed the sale contemplated thereby, the FS Stockholder shall return to the Company Stockholder all certificates representing the Included Shares and all powers-of-attorney which a Company Stockholder may have transmitted pursuant to the terms hereof.

                3.5 Termination and Assignment. Subject to Section 9(b), the obligations of the FS Stockholder and any transferee or assignee of FS Stockholder pursuant to the provisions of this Section 3 shall survive an Initial Public Offering but shall not apply to a transfer without consideration or a Public Market Sale. The FS Stockholder and any transferee or assignee of FS Stockholder shall have no obligation pursuant to this Section 3 with respect to a Company Stockholder who has transferred a number of Voting Securities which represents 50% of the number of Voting Securities held by such Company Stockholder on the date hereof. Subject to Section 12(b), the rights granted to Company Stockholders under this Section 3 shall not be assignable.

        4.      Obligation to Sell Securities.

                4.1 Sale Obligation. If the FS Stockholder finds a buyer for all of the shares of Common Stock held by the FS Stockholder (whether such sale is by way of purchase, merger or other form of transaction), upon the request of the FS Stockholder, each of the Company Stockholders shall sell all of their respective shares of Common Stock to such third-party buyer pursuant to the terms and conditions negotiated by the FS Stockholder for the sale of all of the FS Stockholder's shares of Common Stock. Each of the Company Stockholders agrees to such sale and to execute such agreements, powers of attorney, voting proxies or other documents and instruments as may be necessary to consummate such sale. Each of the Company Stockholders further agrees to timely take such other actions as the FS Stockholder may reasonably request to enforce their respective obligation to sell their shares of Common Stock, and otherwise as necessary in connection with the approval of the consummation of such sale, including voting all Voting Securities in favor of such sale.

                4.2 Termination and Assignment. The obligations of the Company Stockholders pursuant to this Section 4 shall be binding on any transferee of any shares of Common Stock held by the Company Stockholders (except for a transferee purchasing shares in a Public Market Sale), and each Company Stockholder shall obtain and deliver to the FS Stockholder a written commitment to be bound by such provisions from such transferee prior to any transfer. Subject to Section 9(b), the obligations of each Company Stockholder pursuant to this Section 4, and the obligations of any such transferee, shall continue after an Initial Public Offering. FS Stockholder's right to require a Company Stockholder to sell shares of Common Stock will terminate after FSEP III and FSEP International have together transferred a number of shares of Voting Securities equal to 50% of the number of Voting Securities held by such parties as at the date hereof.

        5.      Restrictions on Transfers of Common Stock; Right of First Offer.

                5.1 Transfer Restrictions. Except as otherwise consented to in writing by the parties hereto, FS Stockholder and each Company Stockholder agrees not to pledge, hypothecate or encumber any shares of Common Stock held by them. FS agrees that all sales or other dispositions of Common Stock will be made in compliance with this Agreement. The Company Stockholders shall not transfer or otherwise dispose of shares of Common Stock except in a sale subject to Sections 5.2 or 5.3 or pursuant to Section 5.4 hereof. Any attempt to sell, assign, pledge, hypothecate, encumber or otherwise dispose of shares of Common Stock not in compliance with this Agreement shall be null and void, and the Company shall not give effect to any such attempted transaction or transfer.

                5.2 Right of First Offer. Subject to the provisions of Subsection 5.3 of this Section 5, each of the Company Stockholders hereby agrees not to sell, transfer or otherwise convey any of the shares of Common Stock held by them to any Person unless FS Stockholder or any third party designated by FS Stockholder (which may include any of its Affiliates or Associates or the Company) is given the right to acquire such Common Stock pursuant to the provisions of this Section 5. If any of the Company Stockholders receives an offer from any Person to acquire any of the Common Stock, or decides to solicit or cause to be solicited a proposal or proposals to acquire Common Stock, such Company Stockholder shall first give FS Stockholder written notice (the "Company Stockholder Notice") of such intention, which notice shall include a term sheet stating, among other material terms, the minimum cash sales price that such Company Stockholder would entertain for the shares of Common Stock to be sold (the "Target Price"). FS Stockholder or its designee shall have the right for a period of 20 days following the delivery of the Company Stockholder Notice (the "FS Acceptance Period") to accept the offer to purchase all but not less than all of the shares proposed to be sold at the Target Price and upon the other terms provided with the Company Stockholder Notice. FS Stockholder or its designee shall exercise such right by delivering to the applicable Company



Stockholder written notice of its election prior to 5:00 p.m. on the final day of the FS Acceptance Period. If FS Stockholder or its designee exercises such right, the sale of such Common Stock shall be consummated within 30 days of the date of delivery to the applicable Company Stockholder of the notice from FS Stockholder or its designee that it is exercising such right. If FS Stockholder or its designee does not elect to purchase such Common Stock on such terms within the FS Acceptance Period or fails to consummate a purchase of such Common Stock within the 30-day period specified in the immediately preceding sentence, the applicable Company Stockholder shall have the right to consummate the sale of such Common Stock for a sales price equal to or greater than the Target Price and on terms no more favorable than specified in the Company Stockholder Notice for a period of 90 days (the "Consummation Period") after the expiration of the FS Acceptance Period or, if applicable, such 30-day period. If the applicable Company Stockholder does not complete such sale, transfer or conveyance within the Consummation Period, such Company Stockholder shall not have the right to sell, transfer or convey any of such Common Stock without again complying with this Section 5. In the event a Company Stockholder intends to sell Common Stock for consideration other than cash, the Company Stockholder shall notify the FS Stockholder of the terms of such non-cash consideration. The FS Stockholder may elect within 5 days of such notice to have the fair market value of such non-cash consideration determined, with the parties jointly selecting an investment banking firm to resolve any dispute regarding the fair market value of such non-cash consideration; in the absence of agreement on such firm, Goldman, Sachs & Co. shall determine such fair market value. If the sum of the fair market value of the non-cash consideration and the cash consideration (in the case of a sale that is partially for cash) is less than the cash price offered to the FS Stockholder pursuant to this Section 5.2, the FS Stockholder may, within 10 days of the determination of the fair market value of the non-cash consideration, elect to purchase the Common Stock proposed to be sold for an amount equal to the sum of (i) the fair market value of the non-cash consideration and (ii) the cash consideration, if any. Such purchase must be consummated within 20 days of the determination of fair market value.

                5.3 Below Target Price Offer. If the Company Stockholder proposing to sell shares of Common Stock receives a written offer for such Common Stock at any time during the Consummation Period which is acceptable to such Company Stockholder but is less than the Target Price or upon terms less favorable to such Company Stockholder than the terms provided to FS Stockholder in the Company Stockholder Notice (the "Below Target Price Offer"), such Company Stockholder shall promptly deliver a copy of such written offer to FS Stockholder. During the 15-day period following delivery of such written offer, FS Stockholder or its designee shall have the right to accept the offer to purchase the shares of Common Stock offered on the terms reflected in such written offer. FS Stockholder shall, if it so desires, exercise such right by delivery to such Company Stockholder written notice of its election prior to 5:00 p.m. Los Angeles time on the final day of such additional 15-day period and the sale of such Common Stock shall be consummated within 30 days of the delivery of such written notice. If FS Stockholder or its designee does not elect to accept the offer to purchase the offered shares of Common Stock on such terms within such 15-day period or fails to consummate the purchase of the offered shares within 30 days of the date of FS Stockholder's or its designee's acceptance of the Below Target Price Offer, the Company Stockholder shall have 90 days to consummate the sale of the offered shares of Common Stock at a price and upon terms that are not less favorable to such Company Stockholder than the price and terms specified in the written offer delivered to FS Stockholder. In the event a Below Target Price Offer involves any non-cash consideration, the procedures for valuing such non-cash consideration set forth in Section 5.2 above shall be utilized to determine the fair market value of such non-cash consideration.

                5.4 Public Market Sale. The obligations of a Company Stockholder pursuant to this Section 5 shall not apply to a Public Market Sale.

                5.5 Termination and Assignment. Subject to Section 9(b), the obligations of a Company Stockholder pursuant to this Section 5 shall continue after an Initial Public Offering. Any transferee of shares of Common Stock from a Company Stockholder, except a transferee in a Public Market Sale or a purchaser of shares from a Company Stockholder after the Company Stockholder has duly complied with its obligations under this Section 5, shall be bound by the provisions of this Section 5 and such Company Stockholder shall obtain and deliver to FS Stockholder a written commitment to be bound by such provisions from such transferee prior to any such transfer. A Company Stockholder or its transferee shall not be obligated to comply with this Section 5 after FSEP III and FSEP International have together transferred a number of shares of Voting Securities equal to 50% of the number of Voting Securities held by such parties as of the date hereof.

        6.      Registration Rights.

                6.1 "Piggy-Back" and Demand Rights. Following the consummation of an Initial Public Offering, FSEP III, FSEP International and each Company Stockholder shall be entitled to certain "piggy-back" registration rights with respect to future public offerings of Common Stock by Company and to certain demand registration rights (the "Registration Rights"). The terms of the Registration Rights are set forth in Exhibit A attached hereto.

                6.2 Survival of Registration Rights. The Registration Rights of each of FSEP III, FSEP International and the Company Stockholders and their respective obligations set forth in Exhibit A hereto shall survive the termination of this Agreement pursuant to Section 9(a) hereinbelow.

        7.      Representation on the Board of Directors.

                7.1  The Board.  Subject to the terms and conditions of this
Section 7, at each annual or special meeting of stockholders of the Company, or in any written consent executed in lieu of a stockholder meeting, at or pursuant to which persons are being elected to fill positions on the Board of Directors of Holding, the FS Stockholder and the Company Stockholders agree to exercise, or cause to be exercised, voting rights with respect to the shares of Common Stock then owned or held of record or beneficially by them or any Affiliate, in such a manner that four candidates nominated by FS Stockholder and one candidate nominated by Lillian Vernon shall be elected to fill and continue to hold positions on the Board of Directors of the Company. FS Stockholder and Lillian Vernon shall also agree on two additional persons, at least one of whom shall be an outside director of the Company on the date hereof, who shall be nominated for election to the Board of Directors and shall exercise or cause to be exercised voting rights with respect to the shares of Common Stock then owned or held of record or beneficially by them to elect such nominees. The parties shall use their reasonable best efforts to ensure that the Board consists of not more than seven members. If necessary, the Board shall elect such additional independent members, if any, as may be required under applicable law or stock exchange requirements or by the National Association of Securities Dealers or underwriters in connection with Public Offerings, and FSEP III, FSEP International and the Company Stockholders shall each take all actions necessary in connection therewith.

                If at any time from and after the date hereof, either FS Stockholder or Lillian Vernon shall notify the other of its or her desire to remove any director previously nominated by that party to serve on the Board of Directors of the Company, the FS Stockholder and the Company Stockholders agree to exercise or cause to be exercised voting rights with respect to all shares of Common Stock owned or held of record or beneficially by it or them so as to remove such director of the Company. If at any time from and after the date hereof, any director previously nominated by either FS Stockholder or Lillian Vernon to serve on the Board of Directors of the Company ceases to be a director (whether by reason of death, resignation, removal or otherwise), either FS Stockholder, or Lillian Vernon (including Lillian Vernon's estate), as the case may be, shall be entitled to nominate a successor director to fill the vacancy created thereby, and the FS Stockholder and the Company Stockholders agree to exercise voting rights with respect to the shares of Common Stock owned or held of record by it or them so as to elect such nominee as a director of the Company.

                If FS Stockholder sells or otherwise disposes of, in the aggregate, to any Person or Persons that number of Voting Securities of the Company held or beneficially owned by FS Stockholder, as shall be equal to at least 20% of FS Stockholder's Voting Securities held as of the date hereof (with FSEP III and FS International considered collectively for this purpose), each of FS Stockholder and the Company Stockholders shall exercise, or cause to be exercised, voting rights with respect to the shares of Common Stock then held or beneficially owned by each of them or any Affiliates of each of them in such a manner that seven candidates nominated by FS Stockholder or Lillian Vernon, as the case may be, are elected to the Board with candidates nominated by FS Stockholder or Lillian Vernon to be elected in proportion to their respective percentage ownership of Voting Securities at the time of such election (rounding up or down to the nearest whole number).

                The foregoing notwithstanding, as long as Lillian Vernon beneficially owns a number of shares of Voting Securities at least equal to 10% of the issued and outstanding shares of Common Stock, Lillian Vernon shall be entitled to nominate, and the FS Stockholder shall vote in favor of, one person for election to the Board; provided that Lillian Vernon's board representation rights shall not continue if Lillian Vernon beneficially owns less than 10% of the issued and outstanding shares of Common Stock. Lillian Vernon shall be entitled to approve her replacement as Chief Executive Officer of the Company. This right shall be personal to Lillian Vernon and shall not be exercisable by any other Person.

                7.2 Termination and Assignment. Subject to Section 12(b), the right to designate members of the Board of Directors pursuant to Section 7.1 shall not be assigned or otherwise transferred to a transferee unless FS, or Lillian Vernon, as the case may be, shall have transferred all of its securities to the transferee, but shall not be assignable after an Initial Public Offering; provided, that a transferee of all of FS Stockholder's securities in a sale which is not a Public Market Sale after an Initial Public Offering shall agree to vote the Voting Securities purchased from FS Stockholder in favor of Lillian Vernon as a director of the Company as long as Lillian Vernon serves as Chief Executive Officer of the Company.

        8. Approval Rights. Except as set forth in clause (vi) below, until the earlier of (i) the second anniversary of the date of this Agreement or
(ii) the date on which Lillian Vernon's board representation rights pursuant to this Agreement terminate, the Company shall not take any action regarding any of the following matters without the affirmative vote of the member of the Board designated by Lillian Vernon:

                (i) the sale, assignment, transfer or lease of any assets of the Company with a fair market value in excess of $50 million, other than in the ordinary course of business and other than the sale of all or substantially all of the assets of the Company;

                (ii) the purchase or other acquisition by the Company of assets with a fair market value in excess of $75 million, other than in the ordinary course of business;

                (iii) the incurrence by the Company of indebtedness where, after giving effect to such incurrence, the Company would have outstanding indebtedness with an aggregate principal amount in excess of $70 million plus the amount of the Company's indebtedness (including amounts available at any time for borrowing by the Company) under its credit facilities on the date hereof;




                (iv) any transaction with any stockholder of the Company or any affiliate of any stockholder other than transactions that are no less favorable to the Company than could have been obtained with a person who is not a stockholder or an affiliate of a stockholder (as determined in the good faith judgment of the Board);

                (v) the appointment or removal of the independent certified public accountants of the Company; and

                (vi) prior to the first anniversary of the date of this Agreement, an Initial Public Offering.

        9.      Termination.

                (a) Except as otherwise set forth in this Agreement, this Agreement shall terminate on the tenth anniversary of the date of this Agreement.

                (b) Within 10 days after the consummation of an Initial Public Offering and thereafter, until she has exercised the option described below, for a ten-day period prior to each anniversary of the date of such consummation, Lillian Vernon shall have the option to irrevocably terminate all of the parties' rights and obligations under Sections 3, 4 and 5 by written notice to the FS Stockholder.

        10. Copy of Agreement. A copy of this Agreement and all amendments hereto shall be filed with the Secretary of Company and shall be kept at the principal executive offices of Company.

        11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of laws rules thereof.

        12.     Amendment and Waiver; Successors.

                (a) This Agreement may be amended, modified or supplemented, and compliance with any provision hereof may be waived, only with the written consent of FSEP III, FSEP International and those Company Stockholders then holding a majority of the shares of Common Stock then held by the Company Stockholders, and any amendment, modification, supplement or waiver so consented to in writing shall be binding upon the parties hereto and all transferees of Equity Securities held by FSEP III, FSEP International and the Company Stockholders. This Agreement shall be binding on the parties hereto and, to the extent permitted by this Agreement, their estate, heirs and successors.

                (b) Upon the death of Lillian Vernon, her estate may transfer all the Voting Securities then held by her to the Lillian Menasche Vernon Foundation (the "Foundation") and any rights of Lillian Vernon under this Agreement (other than her right to approve a successor Chief Executive Officer) will be assigned to the Foundation, provided that the Foundation executes a written undertaking to be and becomes bound by this Agreement in the same manner and to the same extent as Lillian Vernon.

        13. Interpretation. The headings of the Sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement.

        14. Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or delivered by telecopier (with receipt confirmed), on the date of such delivery or transmission, or three (3) days after deposit in the mail, by registered or certified mail (return receipt requested) postage prepaid (i) if to Company, at the address or telecopier number set forth in the Merger Agreement, (ii) if to the FS Stockholder, at Freeman Spogli & Co. Incorporated, 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025, Attention: William M. Wardlaw, telecopier: (310) 444-1870, (iii) if to Lillian Vernon, c/o Lillian Vernon Corporation, 543 Main Street, New Rochelle, New York 10801, telecopier: (914) 647-5602 or (iv) if to David C. Hochberg, c/o Lillian Vernon Corporation, 543 Main Street, New Rochelle, New York 10801, (or at such other address or telecopier number for any party as shall be specified by like notice provided that notices of a change of address or telecopier number shall be effective only upon receipt thereof).

        15. Legends. All certificates evidencing shares of Common Stock which are issued to any of FSEP III, FSEP International, and the Company Stockholders shall be legended as follows (in addition to any other legend required to be placed thereon):

                "THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS WITH RESPECT TO THE TRANSFER AND VOTING THEREOF AS SET FORTH IN THAT CERTAIN STOCKHOLDERS' AGREEMENT DATED AS OF ________ ___, 1995, WHICH MAY BE REVIEWED AT THE PRINCIPAL PLACE OF BUSINESS OF THE CORPORATION AND A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR."

        16. Further Assurances. The Company covenants and agrees that it will act in good faith to preserve for each of FSEP III, FSEP International and the Company Stockholders the benefits of this Agreement and that it will take no voluntary action to impair the benefit hereof or to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder or to deny to any of FSEP III, FSEP International or the Company Stockholders any of the benefits or protections contemplated hereby. Any shares of Common Stock transferred pursuant to the terms and requirements of this Agreement shall be transferred free and clear of all mortgages, liens, pledges, charges and security interests or encumbrances, or any obligations or liabilities in connection therewith.

        17. Injunctive Relief; Disputes. It is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties hereto fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved party hereto will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. In the event of any dispute among the parties arising out of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party the reasonable expenses of the prevailing party, including, without limitation, reasonable attorneys' fees.

        18. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect to the maximum extent permitted by applicable law. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that this Agreement be enforced as originally contemplated to the greatest extent possible.

        19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

        20. Opinions. Upon the execution of this Agreement, FS Stockholder shall receive an opinion from ________________, with respect to the enforceability of this Agreement and Lillian Vernon and David C. Hochberg shall receive an opinion from Richards Layton & Finger with respect to the enforceability of this Agreement.







        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


FS EQUITY PARTNERS III, L.P.,                   Lillian Vernon Corporation
a Delaware limited partnership

By:  FS Capital Partners, L.P.                  By: ________________________
     Its:  General Partner                          Its:

        By:  FS Holdings, Inc.
                                                ____________________________
                Its:  General Partner           Lillian Vernon


                By:____________________
                   John M. Roth
                   Vice President               ____________________________
                                                David C. Hochberg


FS EQUITY PARTNERS
INTERNATIONAL, L.P., a
Delaware limited partnership

By:  FS&Co. International, L.P.
        Its:  General Partner

        By:  FS International
                Holdings Limited
                Its:  General Partner


                By:______________________
                   John M. Roth
                   Vice President






                                                           Exhibit A

                Terms of the Registration Rights

        Capitalized terms used herein and not otherwise defined shall have the respective meanings given such terms in the Stockholders' Agreement (the "Agreement") to which this Exhibit A is attached.

                                I

        SECTION 1.1 Definitions. For purposes of this Exhibit A, the following terms shall have the following meanings:

        "Demand Registration" means a Demand Registration as defined in Section 2.1.

        "Excess Amount" means the number of Registrable Securities requested by a Holder or Holders to be sold pursuant to Section 2.1 or 2.2 which the managing Underwriter or Underwriters determines exceeds the largest number of Registrable Securities which can successfully be sold in an orderly manner in such offering within a price range acceptable to the Company.

        "Holder" means either FS Stockholder, any Company Stockholder or any Affiliate of either.

        "Other Holder Notice" means an Other Holder Notice as defined in Section 2.1.

        "Piggy-Back Registration" means a Piggy-Back Registration as defined in
Section 2.2.

        "Registrable Security" means any share of Common Stock outstanding until
(i) a registration statement covering such Common Stock has been declared effective by the SEC and it has been disposed of pursuant to such effective registration statement, (ii) it is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or it may be sold pursuant to Rule 144(k) under such Act or (iii) it has been otherwise Transferred, the Company has delivered a new certificate or other evidence of ownership for it not bearing the legend required pursuant to the Stockholders Agreement and it may be resold without subsequent registration under the Securities Act.

        "Requisite Share Number" means a number of Registrable Securities representing not less than 10% of the total number of shares of Common Stock then outstanding or shares of Common Stock representing not less than $10,000,000 in fair market value as determined by the Board, or such lesser number as constitutes all shares of Common Stock then held by the relevant Selling Holder representing not less than 5% of the total number of shares of Common Stock then outstanding.

        "Selling Holder" means a Holder who is selling or causing its Affiliates to sell Registrable Securities pursuant to a registration statement under the Securities Act.

        "Transfer" means any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition of Common Stock.

        "Underwriter" means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer's market-making activities.

                               II

        SECTION 2.1     Demand Registration.

        (a) Request for Registration. At any time and from time to time on or after the date which is six months following the closing of the Initial Public Offering, any Holder, on behalf of itself or any of its Affiliates owning, individually or in the aggregate, at least the Requisite Share Number may make a written request for registration under the Securities Act of all or part of its or their Registrable Securities (a "Demand Registration"); provided that the Holder or Holders making the request are together requesting that the Requisite Share Number be registered, and provided further that the Company shall not be obligated to effect (i) more than two Demand Registrations in any 18-month period or (ii) more than two Demand Registrations for each of (A) the FS Stockholder and its Affiliates and (B) the Company Stockholders as a group. Such request will specify the number of shares of Registrable Securities proposed to be sold and will also specify the intended method of disposition thereof. The Company shall give written notice of such registration request within 10 days after the receipt thereof to all other Holders. Within 20 days after receipt of such notice by any Holder, such Holder may request in writing that Registrable Securities be included in such registration and the Company shall include in the Demand Registration the Registrable Securities of any such Holder or any of its Affiliates requested to be so included, provided that the inclusion of such Registrable Securities is expressly consented to in writing by the Holder or Holders who requested the Demand Registration. Each such request by such other Holders (each, an "Other Holder Notice") shall specify the number of shares of Registrable Securities proposed to be sold and the intended method of disposition thereof. Unless the Holder or Holders making such Demand Registration request shall consent in writing, no other party, including the Company, shall be permitted to offer securities under any such Demand Registration.

        (b) Effective Registration. A registration will not count as a Demand Registration until it has become effective.




        (c) Underwritten Offering. If the Holder initiating a Demand Registration so elects, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. The Company and such Holder shall select one or more nationally recognized firms of investment bankers to act as the managing Underwriter or Underwriters in connection with such offering and shall select any additional managers to be used in connection with the offering.

        (d)     Required Delays.  Notwithstanding anything contained in this
Section 2.1 to the contrary, if any request for Demand Registration is delivered at a time when the Company has determined or is currently planning to file a Registration Statement with respect to an underwritten primary registration of Common Stock on behalf of the Company (so long as a Registration Statement is filed with respect thereto within two months of the Holder's or Holders' request for Demand Registration), the Company may, but only once with respect to each such Demand Registration, require the Holder or Holders to postpone such request until the sooner of the expiration of the 120-day period following the effective date of such registration or six months from the day of the Holder's or Holders' request for such Demand Registration; and, provided further, however, that if either such request is delivered at a time when such registration would adversely affect a material acquisition or merger to which the Company is a party, the Company may require the Holder to postpone such request for an appropriate period (not to exceed 90 days). In either such event, the Company shall deliver a certificate signed by the President or the Chairman confirming the Company's reasons for postponing the registration.

        SECTION 2.2 Piggy-Back Registration. If at any time 90 days following the closing of the Company's Initial Public Offering, the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company for its own account or for the account of any of its respective security holders of any class of security of the same class as the Registrable Securities (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC) or a registration statement filed in connection with an exchange offer or offering of securities solely to the Company's existing security holders), then the Company shall give written notice of such proposed filing to the Holders as soon as practicable (but in no event less than 10 days before the anticipated filing date), and such notice shall offer such Holders the opportunity to register such number of shares of Registrable Securities as each such Holder may request in writing within 5 days of receipt of such notice on behalf of itself or its Affiliates (which request shall specify the Registrable Securities intended to be disposed of by such Holder and its Affiliates and the intended method of distribution thereof) (a "Piggy-Back Registration"). The Company shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company included therein to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof. Subject to Section 2.3(b), any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of its request to withdraw within 20 days of its request for inclusion. The Company may withdraw a Piggy-Back Registration at any time prior to the time it becomes effective.

        SECTION 2.3     Reduction of Offering.

        (a) Notwithstanding anything contained herein, if the managing Underwriter or Underwriters of an offering described in Section 2.1 or 2.2 determine that the size of the offering that the Holders, the Company and/or such other Persons intend to make is such that the success of the offering would be adversely affected by inclusion of the Registrable Securities requested to be included, then (i) with respect to a Demand Registration, if the size of the offering is the basis of such Underwriter's or Underwriters' determination, the Company shall not include in such registration an amount of Registrable Securities requested to be included in such offering equal to the Excess Amount (such reduction to be allocated pro rata among the Holder or Holders who did not initiate the request for a Demand Registration according to the number of Registrable Securities requested for inclusion, with the Holder or Holders who initiated the request for a Demand Registration entitled to include shares therein to the maximum extent possible) and (ii) in the case of a Piggy-Back Registration, if securities are being offered for the account of other Persons as well as the Company, the securities the Company seeks to include shall have priority over securities sought to be included by any other Person (including the Holders) and, with respect to the Registrable Securities intended to be offered by Holders, the proportion by which the amount of such class of securities intended to be offered by Holders is reduced shall not exceed the proportion by which the amount of such class of securities intended to be offered by such other Persons is reduced (it being understood that with respect to the Holders and third parties such reduction may be all of such class of securities).

        (b) If, as a result of the proration provisions of Section 2.3(a), any Holder shall not be entitled to include all Registrable Securities in a Demand Registration or Piggy-Back Registration that such Holder has requested to be included, such Holder may elect to withdraw his request to include Registrable Securities in such registration (a "Withdrawal Election"); provided however, that a Withdrawal Election shall be irrevocable and, after making a Withdrawal Election, a Holder shall no longer have any right to include Registrable Securities in the registration as to which such Withdrawal Election was made.

                               III

        SECTION 3.1     Filings; Information.  Whenever any Holder requests that



any Registrable Securities be registered pursuant to Section 2.1 hereof, the Company will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

        (a) The Company will as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective until the earlier of (i) 90 days from the date such registration statement became effective or (ii) the date on which the sale of Registrable Securities has been completed; provided that, if the Company shall furnish to any Holder making a request pursuant to Section 2.1 a certificate signed by either its Chairman or Chief Executive Officer stating that in his good faith judgment it would be significantly disadvantageous to the Company or its shareholders for such a registration statement to be filed as expeditiously as possible, the Company shall have a period of not more than 90 days within which to file such registration statement measured from the date of receipt of the request in accordance with Section 2.1.

        (b) The Company will, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Selling Holder, one counsel representing all such Selling Holders, and each Underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, together with exhibits thereto, which documents will be subject to prompt review and approval by the foregoing, and thereafter furnish to such Selling Holder, counsel and Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Holder or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder.

        (c) After the filing of the registration statement, the Company will promptly notify each Selling Holder of Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

        (d) The Company will use its best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as any Selling Holder reasonably (in light of such Selling Holder's intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition of the Registrable Securities owned by such Selling Holder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

        (e) The Company will immediately notify each Selling Holder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly make available to each Selling Holder any such supplement or amendment.

        (f) The Company will enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

        (g) The Company will deliver promptly to each Selling Holder of such Registrable Securities and each Underwriter, if any, subject to restrictions imposed by the United States federal government or any agency or instrumentality thereof, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement and make available for inspection by any Selling Holder of such Registrable Securities, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Selling Holder or Underwriter (collectively, the "Inspectors"), (it being understood that the Company is responsible for payment of the reasonable fees and expenses of only one counsel pursuant to clause (viii) of Section 3.2) all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records"), subject to restrictions imposed by any governmental authority governing access to classified information, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the disclosure or release of such Records is requested or required pursuant to oral questions, interrogatories, requests for information or documents or a subpoena or other order from a court of competent jurisdiction or other process; provided that prior to any disclosure or release pursuant to clause (ii), the Inspectors shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive such Inspectors' obligation not to disclose such Records; and provided further, that if failing the entry of a protective order or the waiver by the Company permitting the disclosure or release of such Records, the Inspectors, upon advice of counsel, are compelled to disclose such Records, the Inspectors may disclose that portion of the Records which counsel has advised the Inspectors that the Inspectors are compelled to disclose. Each Selling Holder of such Registrable Securities agrees that information obtained by it solely as a result of such inspections (not including any information obtained from a third party who, insofar as is known to the Selling Holder after reasonable inquiry, is not prohibited from providing such information by a contractual, legal or fiduciary obligation to the Company) shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates unless and until such is made generally available to the public. Each Selling Holder of such Registrable Securities further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

        (h) The Company will otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

        (i) The Company will use its best efforts (a) to cause all such Registrable Securities to be listed on a national securities exchange (if such shares are not already so listed) and on each additional national securities exchange on which similar securities issued by the Company are then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange or (b) to secure designation of all such Registrable Securities covered by such registration statement as a National Association of Securities Dealers Automatic Quotation ("NASDAQ") "national market system security" within the meaning of Rule 11Aa2-l of the SEC or, failing that, to secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the National Association of Securities Dealers.

        (j) The Company may require each Selling Holder of Registrable Securities to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

        Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1(e) hereof, such Selling Holder will forthwith discontinue and cause its Affiliates to discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.1(e) hereof, and, if so directed by the Company, such Selling Holder will deliver to the Company all copies, other than permanent file copies then in such Selling Holder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 3.1(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.1(e) hereof to the date when the Company shall make available to the Selling Holders of Registrable Securities covered by such registration statement a prospectus supplemented or amended to conform with the requirements of Section 3.1(e) hereof.

        SECTION 3.2 Registration Expenses. In connection with any Demand Registration pursuant to Section 2.1 hereof, and any registration statement filed pursuant to Section 2.2 hereof, the Company shall pay the following registration expenses incurred in connection with the registration hereunder (the "Registration Expenses"): (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) the Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses, if any, incurred in connection with the listing of the Registrable Securities, (vi) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company,
(vii) the fees and expenses of any special experts retained by the Company in connection with such registration, and (viii) reasonable fees and expenses of one counsel (who shall be reasonably acceptable to the Company) for all of the Selling Holders. The Company shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities, or any out-of-pocket expenses of the Holders.

                               IV

        SECTION 4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Selling Holder of Registrable Securities, its officers, directors and agents, and each Person, if any, who controls such



Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any loss, claim, damage or liability and any action in respect thereof to which such Selling Holder, its officers, directors and agents, and any such controlling Person may become subject under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or arises out of, or is based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each Selling Holder, its officers, directors and agents, and each such controlling Person for any legal and other expenses reasonably incurred by that Selling Holder, its officers, directors and agents, or any such controlling Person in investigating or defending or preparing to defend against any such loss, claim, damage, liability or action. The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Selling Holders provided in this Section 4.1; provided, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such loss, claim, damage or liability and any action in respect thereof if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any loss, claim, damage, liability and any action in respect thereof to the extent that it arises from or is based upon written information relating to a Person furnished expressly for use in connection with such registration by such Person, nor shall the Company be liable to any Person for any such loss, claim, damage or liability and any action in respect thereof to the extent it arises from or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities delivered by such Person after the Company had provided written notice to such Person that such registration statement or prospectus contained such untrue statement or alleged untrue statement of a material fact, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading after the Company had provided written notice to such Person that such registration statement or prospectus contained such omission or alleged omission, or (iii) the failure of such Person to deliver any preliminary or final prospectus, or any amendments or supplements thereto, required under applicable securities laws, including the Securities Act, to be so delivered, provided that a sufficient number of copies thereof had been provided by the Company to such Person.

        SECTION 4.2 Indemnification by Holders of Registrable Securities. Each Selling Holder agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Selling Holder, but only with reference to information related to such Selling Holder furnished in writing by such Selling Holder or on such Selling Holder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. Each Selling Holder also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 4.2; provided that in no event shall any indemnity obligation under this Section 4.2 exceed the gross proceeds from the offering received by such Selling Holder.

        SECTION 4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person in respect of which indemnity may be sought pursuant to
Section 4.1 or 4.2 (an "Indemnified Party") of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the person against whom such indemnity may be sought (an "Indemnifying Party") notify the Indemnifying Party in writing of the claim or the commencement of such action provided that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to an Indemnified Party otherwise than under Section 4.1 or 4.2 and except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or
(ii) based upon the written opinion of counsel of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.




        SECTION 4.4 Contribution. If the indemnification provided for in this Article IV is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Company and the Selling Holders on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Holders on the one hand and the Underwriters on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Selling Holders on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Selling Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Holders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and the Selling Holders bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and the Selling Holders on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Selling Holders or by the Underwriters. The relative fault of the Company on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

        The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.
The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Holder were offered to the public (less underwriting discounts and commissions) exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each Selling Holder's obligations to contribute pursuant to this Section 4.4 are several in proportion to the proceeds of the offering received by such Selling Holder bears to the total proceeds of the offering received by all the Selling Holders and not joint.

                                V

        SECTION 5.1 Participation in Underwritten Registrations. No Person may participate in any underwritten registration hereunder unless such Person
(a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these Registration Rights; provided that (i) if the FS Stockholder, the Company Stockholders or any of their Affiliates participates in such registration, they will not be required to make any representations or warranties except those which relate solely to themselves and (ii) the liability of the FS Stockholder, the Company Stockholders or any of their Affiliates to any Underwriter under such underwriting agreement will be limited to liability arising from misstatements in, or omissions from, written information regarding such Person provided by or on behalf of such Person for inclusion in the prospectus.

        SECTION 5.2 Rule 144. The Company covenants that it will use its reasonable best efforts to file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as any Holder may reasonably request, all to the extent reasonably required from time to time to enable Holders and their Affiliates to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 or Rule 144A under the Securities Act, as such Rules may be amended from time to time, or (b) any similar Rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

        SECTION 5.3 Holdback Agreements. To the extent not inconsistent with applicable law, each Holder of Registrable Securities agrees not to effect any sale or distribution or to permit its Affiliate to effect any sale or distribution of the issue being registered or of a similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 or Rule 144A under the Securities Act, during the 14 days prior to, and during the 180-day period beginning on, the effective date of the registration statement filed by the Company (except as part of such registration) if, and to the extent, requested by the managing Underwriter or Underwriters in the case of an underwritten public offering.

        SECTION 5.4 Stockholders Agreement. Notwithstanding anything above to the contrary, all transfers of Registrable Securities subject to the provisions of the Stockholders Agreement shall be made only in accordance with such provisions.





                                                                       Exhibit C

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

                                    BETWEEN

                           LILLIAN VERNON CORPORATION

                                      AND

                               MS. LILLIAN VERNON


                AGREEMENT, made this             day of                 , 1995,
by and between Lillian Vernon Corporation (the "Company"), and Ms. Lillian Vernon, previously known as Lillian Katz (the "Executive").

                WHEREAS, the Company and Executive entered into an Employment Agreement dated the first day of March 1987 (the "Agreement") amended as of April 30, 1992 by the First Amendment; and

                WHEREAS, the term of the Employment Agreement expires on February 28, 1997; and

                WHEREAS, the parties desire to extend the term of the Agreement as set forth below,

                NOW THEREFORE, it is mutually agreed that:

                1. Paragraph 2 of the Agreement is hereby amended to read as follows:

                "2. Term. The employment term of this Agreement is extended for a period of three (3) years commencing on the date of this Second Amendment and terminating on the third anniversary of this Second Amendment, 1998 ("Guaranteed Employment Period"). Thereafter, this Agreement shall continue at will terminable on ninety (90) days prior written notice by either party to the other, which notice may be given at any time provided that effective date of termination set forth in such notice is on or after the third Anniversary of this Second Amendment. (The entire period of employment is hereinafter referred to as the "Employment Period")."

                2. Sub-paragraph 3(c) is hereby amended by adding the following sentence at the end of such sub-paragraph:







                Throughout the Employment Term, the Executive (i) shall continue to be eligible to participate in all benefit plans of the Company available to senior executives of the Company, and (ii) shall continue to be provided by the Company with the use of an automobile, driver and secretary (on terms identical to those in effect as of the date hereof).

                3. Except as amended herein, the Agreement as extended is hereby ratified and confirmed.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement the year and day first above written.

                                                LILLIAN VERNON CORPORATION



                                                By:______________________
                                                        Name:
                                                        Title:



                                                   ______________________
                                                        Lillian Vernon






                                                        EXHIBIT C-1


                              SECOND AMENDMENT TO
                           LILLIAN VERNON CORPORATION
                   EXECUTIVE DEFERRED COMPENSATION AGREEMENT
                                      WITH
                                 LILLIAN VERNON


                AGREEMENT made this ___ day of ________, 1995 by and between Lillian Vernon Corporation (the "Company") and Ms. Lillian Vernon, previously known as Lillian Katz (the "Executive").

                WHEREAS, the Company and Executive entered into a deferred compensation agreement dated February 27, 1985 and amended as of April 30, 1992 (the "Agreement");

                WHEREAS, the Company has entered into an Agreement and Plan of Merger dated as of the date hereof with VB Investment Corporation, a Delaware corporation ("VB Investment"), pursuant to which VB Investor shall be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"); and

                WHEREAS, in connection with the Merger, the parties hereto desire to amend the Agreement as set forth below, such amendment to be effective upon the consummation of the Merger,

                NOW THEREFORE, it is mutually agreed that:

                1. Paragraph 2 of the Agreement is hereby amended by inserting the following language at the end of the second to last sentence of such paragraph:

                        provided, however, that such payments shall not
                commence prior to the first anniversary of the last date on which the Executive is either employed by the Company or receiving payments pursuant to an employment agreement with the Company

                2. Paragraph 2 is further amended by deleting the words "at such time" from the end of the last sentence of such paragraph and replacing them with the words "at the time she reaches the age of seventy (70)".





                3. Except as amended herein, the Agreement is hereby ratified and confirmed.

                                                LILLIAN VERNON CORPORATION



                                                By:______________________
                                                        Name:
                                                        Title:


                                                _________________________
                                                Lillian Vernon







                                                                   EXHIBIT D

                     ASSIGNMENT AND CONSENT TO USE NAME AND LIKENESS


                This Assignment and Consent to Use Name and Likeness ("Assignment") is entered into as of the 13th day of June 1995.

                WHEREAS, Lillian Vernon Corporation (the "Company") desires to exclusively use my likeness in connection with any commercial purpose relating to the retail or mail order sales of products and exclusively use the "Lillian Vernon" name and any portions or variations thereof, including (without limitation) "Lillian" or "Lilly" and any names similar thereto (the "Name") in connection with any commercial purpose whatsoever, in each case including but not limited to the operation of the businesses currently conducted by the Company (hereinafter the "Business") including the Company's advertising, merchandising and public relations campaigns; and

                WHEREAS, I, Lillian Vernon, desire to permit and consent to the Company's exclusive use of my likeness in connection with any commercial purpose relating to the retail or mail order sales of products and the Company's exclusive use of the Name by the Company for any commercial purpose whatsoever, in each case including but not limited to the operation of the Business, the use of the Name and likeness on catalogs, advertisements, merchandise and in connection with the promotion of the products or services of the Business, and to assign to the Company the perpetual right to do so;

                NOW, THEREFORE,I hereby agree as follows:

                1. The above recitations are hereby incorporated in full by reference.

                2. For valuable consideration which I acknowledge I have received, I hereby assign, grant and transfer in perpetuity to the Company, its successors and assigns, the exclusive right to use my likeness in connection with any commercial purpose relating to the retail or mail order sales of products and the exclusive right to use the Name for any commercial purpose whatsoever, in each case in all forms of media and including but not limited to use in connection with the operation of the Business, on or in catalogs, brochures, advertisements, mailings, invoices, products, and all other matters and means used by the Business as it has heretofore been conducted. In granting this right to the Company, and its successors and assigns, I understand that I am granting the right to use photographs or the like of me as well as the right to identify me by the Name and by the city in which I live or have lived, and to use any testimonials, statements and/or specific circumstances which I have previously made and/or described.

                3. Where the Name is used in association with a testimonial, another statement and/or specific circumstances which I have made and/or described, I warrant that I have approved the use of the Name and my likeness with such and that the testimonial, the statements attributed to me, and/or the circumstances relayed by me and used by the Company are in fact true; provided that the Name and/or my likeness shall not be used in the future in association with a testimonial, another statement or a description of circumstances without my or my representatives or heirs prior consent (which will not be unreasonably withheld) if such testimonial, statement or description is not the same as those I have made previously.

                4. By entering into this Assignment, I promise and warrant that I have the right to execute this Assignment and that I have not and will not attempt to transfer any rights to use the Name and my likeness to another, either during my lifetime or after my death.

                5. I understand that under no circumstances shall I, my heirs, executors or assigns have any right to maintain a cause of action against the Company, or its successors or assigns, for use of the Name and my likeness as described herein.

                6. I hereby consent to the use and registration of the Name on any and all trademark registers located anywhere within the world, including without limitation, the principal register of the United States Patent and Trademark Office, in the name of Company or its successors or its assigns.






                My signature below certifies my intent to agree be bound to the terms as stated above.


DATED: June __, 1995                              ______________________________
                                                            (signature)








State of                                        )
                                                ) ss.
County of                                       )



        On _______________ before me, ____________________, personally appeared
____________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

        Witness my hand and official seal.



                                ______________________________
                                Notary Public in and for said County and State